Exhibit 10.6(vii)
RESTRICTED STOCK AGREEMENT
FINGERHUT DIRECT MARKETING, INC.
2008 EQUITY AND INCENTIVE PLAN
(NON-EMPLOYEE INDEPENDENT DIRECTORS)
     THIS AGREEMENT, made effective as of this __________ of __________, _____ (the “Grant Date”) by and between Fingerhut Direct Marketing, Inc., a Delaware corporation (the “Company”), and [Insert Participant Name] (“Participant”).
W I T N E S S E T H:
     WHEREAS, Participant on the date hereof is a member of the Board; and
     WHEREAS, the Company wishes to grant a restricted stock award to Participant for shares of the Company’s Common Stock pursuant to the Company’s 2008 Equity and Incentive Plan (the “Plan”); and
WHEREAS, the Board has authorized the grant of a restricted stock award to Participant;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:
     1. Grant of Restricted Stock Award. The Company hereby grants to Participant on the Grant Date a restricted stock award (the “Award”) for [Insert Number of Shares] [•] shares of Common Stock (the “Shares”) on the terms and conditions set forth herein, and subject to adjustment pursuant to Section 11(b) of the Plan. Shares granted herein may be evidenced in such manner as the Committee may determine. If certificates representing Shares are registered in the name of the Participant, then the Company shall retain physical possession of the certificate until the Shares represented by such certificate have vested in accordance with this Agreement. The Company shall place a legend on any such certificate describing the risks of forfeiture and other transfer restrictions set forth in this Agreement and providing for the cancellation and return of such certificate if such Shares are forfeited as provided in Paragraph 2 below. Until such risks of forfeiture have lapsed or the Shares subject to this Award have been forfeited pursuant to Paragraph 2 below, Participant shall be entitled to vote the Shares and shall receive all dividends attributable to such Shares, but Participant shall not have any other rights as a shareholder with respect to such Shares. Capitalized terms not defined herein shall have the meanings set forth in the Plan.
     2. Vesting of Restricted Stock.
a.	Except as otherwise provided herein, the Shares subject to this Award shall remain forfeitable until the vesting dates set forth below:

Vesting Date	Number of Shares

May 21, 2009	F•]
May 21, 2010	F•]
May 21, 2011	F•]
May 21, 2012	F•]

b.	Termination of Service — General. Except as otherwise provided in Paragraph 2(c), if the Participant’s service as a member of the Board is terminated for any reason, including Participant’s voluntary resignation or retirement, at any time prior to the vesting date for the Award, the Participant shall immediately forfeit all unvested Shares.
c.	Termination of Service — Death or Disability. If Participant’s service as a member of the Board is terminated because of death or Disability, all unvested Shares held by the Participant at the time of such termination shall become immediately vested and the risks of forfeiture on such unvested Shares shall immediately lapse.
d.	Nontransferability. Unless and until the Shares vest as provided in this Agreement, such Shares may not be transferred, sold, assigned, pledged, alienated, attached or otherwise encumbered (collectively, a “Transfer”), and any purported Transfer will be void and unenforceable against the Company. No attempt to transfer any unvested Shares, whether voluntary or involuntary, shall vest the purported transferee with any interest or right in or with respect to such Shares.
3. Stockholders Agreement and Investor Rights Agreement. The Participant acknowledges and agrees that the shares of Common Stock issued to the Participant pursuant to this Agreement that have vested pursuant to Paragraph 2 or 5 hereof shall be subject in all respects to the Amended and Restated Stockholders Agreement dated as of May 15, 2008, among the Company and the investors named therein, as such agreement is amended, modified or replaced from time to time and the Amended and Restated Investor Rights Agreement dated as of May 15, 2008, among the Company and the investors named therein, as such agreement is amended, modified or replaced from time to time.
4. Miscellaneous.
a.	Limitation of Rights as a Director. This Agreement shall not confer on Participant any right with respect to continued service on the Board, nor will it interfere in any way with any right of the Company or its stockholders to terminate such service.
b.	Securities Law Compliance. Participant shall not transfer or otherwise dispose of the Shares received pursuant to this Agreement until such time as counsel to the Company shall have determined that such transfer or other disposition will not violate any state or federal securities laws. Participant may be required by the Company, as a condition of the effectiveness of this restricted stock award, to agree in writing that all Shares subject to this Agreement shall be held, until such time that such Shares are registered and freely tradable under applicable state and federal securities laws, for Participant’s own account without a view to any further distribution thereof, that the certificates for such shares shall bear an appropriate legend to that effect and that such shares will be not transferred or disposed of except in compliance with applicable state and federal securities laws.
c.	Shares Reserved. The Company shall at all times during the term of this Agreement reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.
d.	Withholding Taxes. In order to permit the Company to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state payroll, income or other taxes are withheld from any amounts payable by the Company to Participant. If the Company is unable to withhold such federal and state taxes, for whatever reason, Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law.
e.	2008 Equity and Incentive Plan. The Award evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Participant and is hereby incorporated into this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. The Plan governs this Agreement. In the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern.
f.	Blue Sky Limitation. Notwithstanding anything in this Agreement to the contrary, in the event the Company makes any public offering of its securities and determines, in its sole discretion, that it is necessary to reduce the number of issued but unexercised stock purchase rights so as to comply with any state securities or Blue Sky law limitations with respect thereto, the Board of Directors of the Company shall accelerate the vesting of this restricted stock award, provided that the Company gives Participant 15 days’ prior written notice of such acceleration. Notice shall be deemed given when delivered personally or when deposited in the United Statesmail, first class postage prepaid and addressed to Participant at the address of Participant on file with the Company.
g.	Accounting Compliance. Participant agrees that, if a merger, reorganization, liquidation or other “transaction” as defined in Section 11(b) of the Plan occurs, and Participant is an “affiliate” of the Company or any Affiliate (as defined in applicable legal and accounting principles) at the time of such transaction, Participant will comply with all requirements of Rule 145 of the Securities Act of 1933, as amended, and the requirements of such other legal or accounting principles, and will execute any documents necessary to ensure such compliance.
h.	Stock Legend. The Committee may require that the certificates for any Shares purchased by Participant (or, in the case of death, Participant’s successors) shall bear an appropriate legend to reflect the restrictions set forth in this Agreement;

provided, however, that failure to so endorse any of such certificates shall not render invalid or inapplicable Paragraph 3.
i.	Scope of Agreement; Amendment. This Agreement shall bind and inure to the benefit of the Company, its Affiliates and its successors and assigns and Participant and any successor or successors of Participant permitted by this Agreement. Notwithstanding anything in this Agreement or the Plan to the contrary, the Company expressly reserves the right to amend this Agreement without Participant’s consent to the extent necessary or desirable to comply with Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.
5. Change of Control.
a.	Acceleration. In the event of a Change of Control (whether or not there is an acquiring or surviving entity) in which there is no assumption or substitution of the Shares as described in Paragraph 5(b), then the Shares shall become fully vested and the risks of forfeiture on the Shares shall immediately lapse as of the occurrence of such Change of Control.
b.	Continuation or Assumption of the Shares. In the event of a Change of Control in which there is an acquiring or surviving entity, the acquiring or surviving entity may provide for the continuation or assumption of the Shares, or for the grant of a new award in substitution therefor, by the acquiror or survivor or an affiliate of the acquiror or survivor, in each case on such terms and subject to such conditions as preserve the intrinsic value of the Shares. In the event the acquiring or surviving entity provides for continuation or assumption of the Shares, or for the grant of a new award in substitution therefor, pursuant to this Paragraph 5(b), the Shares (or the grant of a new award in substitution therefore) shall become fully vested and the risks of forfeiture on the Shares shall immediately lapse as of the occurrence of such Change of Control if the Participant’s service on the Board is involuntarily terminated upon such Change of Control.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

FINGERHUT DIRECT MARKETING, INC.
By:
Its:

[Participant]